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                                  EXHIBIT 5.1





                                January 14, 1994




Core Industries Inc
500 North Woodward
P.O. Box 2000
Bloomfield Hills, Michigan  48304

Ladies and Gentlemen:

         We have represented Core Industries Inc, a Nevada corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement"), for registration under the Securities Act of 1933, as amended (the "Securities Act"), of a maximum of 2,000,000 of the Company's shares of Common Stock, $1.00 par value (the "Common Stock"), to be issued pursuant to the Core Industries Inc (a) 1978 Stock Option Plan, as amended on October 24, 1980, December 18, 1981 and January 12, 1988, (b) 1988 Employee Stock Option Plan, (c) 1988 Director Discounted Stock Option Plan, (d) 1991 Director Discounted Stock Option Plan, (e) 1993 Performance Incentive Plan and (f) 1993 Stock Bonus Plan (collectively, the "Plans").

         Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that the shares of Common Stock to be offered by the Company under the Plans pursuant to the Registration Statement have been duly authorized and, when issued and sold by the Company in accordance with the Plans and the stock options exercised thereunder, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under Item 5 of the Registration Statement (Interests of Named Experts and Counsel). In giving such consents, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

         Very truly yours,


         HONIGMAN MILLER SCHWARTZ AND COHN